EXHIBIT 99

                                  PRESS RELEASE

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Press Release


Source: Union National Bancorp

Union National Bancorp Announces Intent to Acquire Barnes-
Bollinger Insurance Services Inc.


Westminster, MD/ Feb 16, 1999/

Union National Bancorp (Nasdaq: UNNL) today announced that it entered into a Letter of Intent to acquire Barnes-Bollinger Insurance Services, Inc. headquartered in Westminster, MD on February 11, 1999. The parties intend to enter into a definitive agreement within the next 60 days.

Barnes-Bollinger will become a wholly owned subsidiary of Union National Bank, a subsidiary of Union National Bancorp. Barnes-Bollinger will continue to do business as it has in the past. Barnes-Bollinger is a full-service insurance agency providing a full range of business, personal, life, group medical, disability, and long term care coverages.

"The acquisition of the premier independent insurance agency in Carroll County presents tremendous opportunities for our shareholders and customers" stated Virginia W. Smith President of Union National Bancorp and Union National Bank. "This acquisition provides a vehicle through which we can further develop relationships with the customers of both Union National Bank and Barnes-Bollinger Insurance to deliver a greater range of solutions in meeting our customers' financial service needs."

R. Wayne Barnes, who will remain President of Barnes- Bollinger stated that "there will be no change or interruption in service to its existing customers. This merger will further enhance Union National's mission of remaining a community bank. Our current insurance customers will continue to work with the same trusted staff."

Union National Bank operates 10 locations throughout Carroll County, Maryland. Union National Bank is a member FDIC and an Equal Housing Lender.